EXHIBIT 23.2
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Finisar Corporation for the registration of 24,145,055 shares of its common stock and to the incorporation by reference therein of our reports dated July 26, 2005, with respect to the consolidated financial statements and schedule of Finisar Corporation, Finisar Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Finisar Corporation, included in its Annual Report (Form 10-K) for the year ended April 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
June 1, 2006